EXHIBIT 4.2


NANOSIGNAL CORP.
--------------------------------------------------------------------------------
3960 Howard Hughes Parkway
Suite 560
Las Vegas, NV 89109

                                                               February 17, 2004

RE:      S-8 PAYMENT UNDER TERMS OF WRITTEN
         CONTRACT - DIRECTOR AND PRESIDENT


Dear Mr. Quintana:

This shall confirm our agreement to issue to you S-8 shares under the terms of your written Invoice #2993 dated February 4, 2004 with the Company for one year pre-paid printing, brochures, post cards, and design services through December 31, 2004.

The compensation due is equivalent to FOUR MILLION (4,000,000) shares of common stock to be issued to

                                  K.C. Quintana

Please confirm your acceptance of these terms below as indicated. Your telefax copy should be sent to us with the original signed copy delivered to our corporate offices at your earliest convenience.


Very truly yours,

ANNALIE GALICIA

By: /s/ Annalie Galacia
    Annalie Galicia, Secretary-Treasurer

AG:jd


ACCEPTED AND AGREED TO

K.C. Quintana

By: /s/ KC Quintana                        Dated: February 17, 2004
    K.C. Quintana